EXHIBIT 99.1

News
Release

FOR:	REMEDYTEMP, INC.

CONTACT:	Monty Houdeshell Senior Vice President and Chief Administrative Officer (949) 425-7600

Roger Pondel/Rob Whetstone PondelWilkinson Inc. (310) 279-5980

RemedyTemp Reports Continued Improvement in Financial Results

—Company Records Significant Reduction in Net Loss, Improved Margins
for Second Fiscal Quarter—

     ALISO VIEJO, Calif.—May 11, 2005—In line with expectations and its strategic plan, RemedyTemp, Inc. (NASDAQ:REMX), which operates as Remedy Intelligent Staffing® and RemX® Specialty Staffing, today reported continued improvement in operating results for its second fiscal quarter and six months ended April 3, 2005.

     Revenue for the fiscal 2005 second quarter advanced 8.6% to $125.3 million from $115.4 million for the corresponding period of the prior year. The company’s net loss for the period was reduced substantially to $1.4 million, equal to $0.15 per share, from a net loss of $4.0 million, or $0.45 per share, for the same period prior year. Gross margin for the quarter jumped to 19.8% from 16.7% in the second quarter of last year, representing a 28.9% increase in gross profit dollars.

     “The positive second quarter performance can best be attributed to a more stable pricing environment, improved workers’ compensation experience and a strategic shift in business mix,” said Greg Palmer, president and chief executive officer. “We continued on a prudent course of focusing attention on small accounts, exiting less profitable and higher risk larger accounts, and leveraging the investments made over the recent years in our expanded sales force and our high-margin business unit, RemX® Specialty Staffing.”

     Palmer said RemX®, which was formed three years ago and provides temporary financial/accounting, IT and high-end clerical staffing, continued its rapid growth during the second quarter. Revenue for RemX® advanced 87.7% over the prior year period, and the division now accounts for 9.1% of the company’s total revenue, compared with 5.2% for the second quarter of last year. Palmer also said RemedyTemp’s direct hire business

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more than doubled in revenue, reflecting generally improving business conditions. He attributed RemedyTemp’s second quarter net loss primarily to seasonal weakness in revenue and the re-setting of statutory burdens coinciding with the start of a new calendar year.

     For the first half of its current fiscal year, revenue rose 8.8% to $262.6 million from $241.4 million in the same period of the prior year. The net loss for the first half was sharply lower, amounting to $1.4 million, equal to $0.16 per share, compared with last year’s first half net loss of $7.3 million, or $0.81 per share. Gross margin for the first half of fiscal 2005 improved to 19.7% from 16.5% in the corresponding period of the prior year, while gross profit dollars increased 29.8%.

     Palmer said RemedyTemp’s cash position and balance sheet remain strong, with no debt. At April 3, 2005, the company had $52.9 million in total cash and investments, including $25.5 million in restricted cash and investments.

     “Our second fiscal quarter is seasonally the staffing industry’s weakest period,” Palmer said. “However, based on the slowing industry trends we saw at the close of the last quarter and our ongoing pruning of marginal accounts, our expectation is that revenue for the third quarter will be in the range of flat to down five percent, compared with the $129.3 million a year ago. The lower sales are expected to be offset, given our continued favorable trends in business mix and burden costs, as we anticipate further improvement in gross margins for the balance of the year. This improving margin trend should result in gross profit dollars being up, at or near, double digit growth rates over the same quarter last year. On a pre-tax basis, we are forecasting a pre-tax loss in the range of $0.9 million to $1.2 million for the 2005 fiscal third quarter, compared with a pre-tax loss of $1.2 million for the corresponding fiscal 2004 period.”

About RemedyTemp, Inc.

     RemedyTemp, with 240 offices throughout North America, is a professional staffing organization focused on delivering human capital workforce solutions in various business sectors. For additional information about RemedyTemp visit www.remedytemp.com.

     This news release contains forward-looking statements that involve material risks and uncertainties. Such forward-looking statements, including, but not limited to growth and strategies, future operating and financial results, returning to profitability, financial expectations and current business indicators, are subject to change based on factors beyond the control of the company. Many of such statements contain words such as “anticipate,” “believe,” “estimate,” “intend,” “plan,” “expect,” “will,” or “future” and words of similar meaning.

     Accordingly, the company’s actual results may differ materially from those expressed or implied in any such forward-looking statements as a result of various additional factors, including, without limitation, the continued performance of the RemX® Specialty Staffing division, the company’s ability to realize improvements in the months ahead, changes in general or local economic conditions that could impact the company’s expected financial

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results, the availability of sufficient personnel, various costs relating to temporary workers and personnel including but not limited to workers’ compensation and state unemployment rates, the company’s ability to expand its sales capacity and channels, to open new points of distribution and expand in core geographic markets, attract and retain clients and franchisees/licensees, the outcome of litigation, software integration and implementation, and other factors described in the company’s filings with the Securities and Exchange Commission regarding risks affecting the company’s financial condition and results of operations. The company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

     The following table sets forth summary statements of operations and condensed balance sheets and should be read in conjunction with this news release.

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(Table to follow)

REMEDYTEMP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(amounts in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	April 3,	March 28,	April 3,	March 28,
	2005	2004	2005	2004
Total revenues	$125,263	$115,385	$262,619	$241,396
Cost of revenues	100,431	96,113	210,996	201,634
Licensees’ share of gross profit	6,392	5,327	12,860	11,145
Selling and administrative expenses	19,354	16,634	38,800	33,075
Depreciation and amortization	1,190	1,514	2,554	3,262

Loss from operations	(2,104)	(4,203)	(2,591)	(7,720)
Other income and expense:
Interest income, net	96	200	227	331
Other, net	128	181	499	375

Loss before income taxes	(1,880)	(3,822)	(1,865)	(7,014)
(Benefit from) provision for income taxes	(499)	203	(462)	327

Net loss	$(1,381)	$(4,025)	$(1,403)	$(7,341)

Net loss per share – basic and diluted	$(0.15)	$(0.45)	$(0.16)	$(0.81)

Weighted average shares – basic and diluted	9,043	9,019	9,038	9,019

CONDENSED CONSOLIDATED BALANCE SHEETS
(amounts in thousands)
(unaudited)

	April 3,	October 3,
	2005	2004
ASSETS
Current assets:
Cash and investments	$31,000	$26,575
Accounts receivable, net	56,390	63,152
Other current assets	6,945	9,073

Total current assets	94,335	98,800
Fixed assets, net	10,225	10,589
Restricted cash and investments	21,908	21,925
Other assets	6,726	6,307

Total Assets	$133,194	$137,621

LIABILITIES AND SHAREHOLDERS’ EQUITY
Total current liabilities	$38,134	$43,843
Long-term liabilities	32,209	30,267

Total liabilities	70,343	74,110
Total shareholders’ equity	62,851	63,511

Total Liabilities and Shareholders’ Equity	$133,194	137,621